Exhibit 77K


KPMG LLP served as the independent public accountants for the Fund's last fiscal year. The client-auditor relationship between KPMG and the Fund ceased as of April 14, 2000. KPMG's reports on the financial statements for the Fund during the Fund's last two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and any subsequent interim period, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its report.


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August 29, 2000


Securities and Exchange Commission
Washington, DC  20549


Ladies and Gentlemen:

We were previously principal accountants for the Exchange Fund (the Fund) and, under the date February 10, 2000, we reported on the financial statements of the Fund as of and for the year ended December 31, 1999. On April 14, 2000, our appointment as principal accountants was terminated. We have read the statements in Exhibit 77K of the Form N-SAR dated August 29, 2000 and we agree with such statements.


Very truly yours,



KPMG


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Exhibit 77K for PricewaterhouseCooper LLP


PricewaterhouseCoopers LLP served as the independent public accountants for the Fund since April 14, 2000. PricewaterhouseCoopers LLP was informed of the cessation of the client-auditor relationship on May 25, 2000. PricewaterhouseCoopers LLP's reports on the financial statements for the Fund for the year ended March 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During their engagement as independent auditors and any subsequent interim period, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCooper to make reference to the subject matter of the disagreement in connection with its report.

The Fund's Board of Trustees has engaged Ernst & Young LLP, located at 233 South Wacker Drive, Chicago, Illinois 60606, to be the independent auditors. The change in independent auditors was approved by the Fund's audit committee and the Fund's Board of Trustees, including Trustees who are not "interested persons" of the Fund (as defined in the 1940Act).